                                                                      EXHIBIT 21
                                                                      ----------

                                SUMMA INDUSTRIES
                                  SUBSIDIARIES
                                  ------------



LexaLite International Corporation
KVP Systems, Inc.
GST Industries, Inc.
Fullerton Holdings, Inc.
SUMMA International, Inc.